CERTIFICATE OF AMENDMENT

OF

THE CERTIFICATE OF INCORPORATION

OF

AQUINO MILLING INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Aquino Milling Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST” so that, as amended, said Article shall be and read as follows:

“FIRST: The name of this Corporation is Code 2 Action, Inc. (hereinafter the “Corporation”)

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH” so that, as amended, said Article shall be and read as follows:

“FOURTH:  The total number of shares of stock that the corporation shall have authority to issue is 300,000,000 shares of Common Stock at $0.0001 par value each.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, by written consent of the holders of more than 50% of the issued and outstanding shares of Common Stock of said corporation, the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 12th day of June 2013.

By: /s/ Louis Aquino

Louis Aquino

Chief Executive Officer